Exhibit 5.2

Barristers & Solicitors Bay Adelaide Centre 333 Bay Street, Suite 3400 Toronto, Ontario M5H 2S7 Telephone: 416.979.2211 Facsimile: 416.979.1234 goodmans.ca

June 13, 2012

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida 33634

Dear Ladies/Gentlemen:

Re:	Cott Corporation

We are acting as Ontario counsel to Cott Corporation (the “Company”) in connection with the Registration Statement on Form S-3 (as such may hereafter be amended or supplemented, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus contained in the Registration Statement and as to be set forth in one or more supplements to the prospectus, of the Company’s: (i) debt securities (the “Debt Securities”); (ii) common shares (the “Common Shares”); (iii) preferred shares (the “Preferred Shares”); (iv) depositary shares (the “Depositary Shares”); (v) warrants to purchase Debt Securities (the “Debt Warrants”); (vi) warrants to purchase Common Shares (the “Common Share Warrants”); (vii) warrants to purchase Preferred Shares (the “Preferred Share Warrants”); (viii) warrants to purchase Depositary Shares (the “Depositary Share Warrants”); (ix) stock purchase contracts (the “Stock Purchase Contracts”); and (x) units (the “Units”) with an aggregate offering price set forth in the Registration Statement. The Debt Warrants, Common Share Warrants, Preferred Share Warrants and Depositary Share Warrants are collectively referred to as the “Warrants” and the Warrants, together with the Debt Securities, the Common Shares, the Preferred Shares, the Depositary Shares, the Stock Purchase Contracts and the Units are collectively referred to as the “Securities”. Any Debt Securities or Preferred Shares may be convertible into, or exchangeable for, Common Shares or other Securities.

The Debt Securities will be issued in one or more series and may be either senior debt securities (the “Senior Securities”) issued pursuant to an indenture to be entered into (the “Senior Indenture”)

between the Company and a trustee to be identified therein (the “Senior Trustee”), or subordinated debt securities (the “Subordinated Securities”) issued pursuant to an indenture to be entered into (the “Subordinated Indenture”) between the Company and a trustee to be identified therein (the “Subordinated Trustee”). The Debt Securities may be guaranteed by certain of the Company’s U.S. and Canadian subsidiaries (any such guarantees by the Company’s Canadian subsidiaries, the “Guarantees”). The Debt Warrants will be issued under one or more debt warrant agreements (each, a “Debt Warrant Agreement”), the Common Share Warrants will be issued under one or more common share warrant agreements (each, a “Common Share Warrant Agreement”), the Preferred Share Warrants will be issued under one or more preferred share warrant agreements (each, a “Preferred Share Warrant Agreement”) and the Depositary Share Warrants will be issued under one or more depositary share warrant agreements (each, a “Depositary Share Warrant Agreement” and, together with the Debt Warrant Agreements, the Common Share Warrant Agreements and the Preferred Share Warrant Agreements, the “Warrant Agreements”) each to be between the Company and a financial institution to be identified therein as warrant agent (each, a “Warrant Agent”).

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed.

For purposes of this opinion, we have assumed the legal capacity of all individuals executing documents and, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent verification of such factual matters.

The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Senior Indenture will, when approved by the board of directors of the Company (the “Board”), be duly authorized by all necessary corporate action on the part of the Company.

2.	The Senior Securities (including Senior Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) will, when authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Senior Securities have been duly established and approved by the Board and such Senior Securities are issued and delivered in accordance with the terms of the Senior Indenture against payment therefor, such Senior Securities will be validly issued.

3.	The Subordinated Indenture will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

4.	The Subordinated Securities (including Subordinated Securities issuable upon conversion of or exchange for any Security or upon exercise of any Debt Warrant) will, when authorized for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms of the applicable Subordinated Securities have been duly established and approved by the Board and such Subordinated Securities are issued and delivered in accordance with the terms of the Subordinated Indenture against payment therefor, such Subordinated Securities will be validly issued.

5.	The Guarantees will, when approved by the board of directors of each of the Company’s Canadian subsidiaries offering such Guarantees, be duly authorized by all necessary corporate action on the part of each such Canadian subsidiary.

6.	The Common Shares (including Common Shares issuable upon conversion of or exchange for any Security or upon exercise of any Common Share Warrant) will, when approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

7.	The Preferred Shares (including Preferred Shares issuable upon conversion of or exchange for any Security or upon exercise of any Preferred Share Warrant) will, when approved for issuance by the Board, be duly authorized by all necessary corporate action on the part of the Company and, when the final terms thereof have been duly established and approved by the Board and when all action necessary for creation of such Preferred Shares has been taken including, without limitation, the filing of Articles of Amendment, such Preferred Shares will be validly created and, when issued and delivered against payment therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Company.

8.	The Depositary Shares and any applicable Depositary Share Warrant Agreement will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

9.	The Warrants and any applicable Warrant Agreement will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

10.	The Stock Purchase Contracts and any applicable Stock Purchase Contract Agreement will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

11.	The Units will, when approved by the Board, be duly authorized by all necessary corporate action on the part of the Company.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours very truly,

“Goodmans LLP”